EXHIBIT 10.29

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment No. 1 to Employment Agreement (this “Amendment”) is made and entered into as of July     , 2007 by and between Beverly Hills Bancorp Inc., a Delaware corporation (the “Company”), and Larry B. Faigin (“Executive”), with reference to the following facts:

A. The Company and Executive are parties to that certain Employment Agreement dated as of March 7, 2006 (the “Agreement”).

B. The Company and Executive desire to amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, with reference to the foregoing facts, the Company and Executive agree as follows:

1. Section 3.8. A new Section 3.8 is added to the Agreement to read as follows:

3.8 Stay Bonus. Executive shall be entitled to a bonus payment (the “Stay Bonus”) if Executive is an employee of the Company or any member of the Company Group either: (i) on both the date of a Change of Control and on the 60th day following the Change of control; or (ii) on December 31, 2008. The Stay Bonus shall be an amount equal to 150% of Executive’s base salary in effect at the date of the Change of Control or December 31, 2008, as applicable. Executive shall not be entitled to a Stay Bonus if he shall not be employed by at least one member of the Company Group on the earlier to occur of the 60th day following the Change of Control or December 31, 2008, regardless of the reason for termination of employment, including termination by the Company other than For Cause or termination by Executive for Good Reason. If Executive becomes entitled to the Stay Bonus, the Stay Bonus shall be paid to Executive, in cash and in full, not later than the earlier to occur of the 60th day following the Change of control (or the first business day thereafter, if such day is not a business day) or December 31, 2008. Executive shall not be entitled to more than one Stay Bonus under this Agreement. For example, if a Change of control occurs in 2007 and Executive is employed by a member of the Company Group on the 60th day following the Change of control, Executive would be entitled to a Stay Bonus; if Executive continues to be employed by a member of the Company Group on December 31, 2008, Executive would not be entitled to another Stay Bonus.

2. Section 5.2. Section 5.2 is amended in its entirety to read as follows:

5.2 If Executive’s employment is terminated by the Company pursuant to Section 4.6 (without cause) or by the Executive pursuant to Section 4.3 (for Good Reason), and provided that Executive executes and delivers to the Company, and does not revoke, a written release (the “Release”) of any and all claims against the Company Group with respect to all matters arising out of Executive’s employment by the Company, or the termination thereof (other than claims for any entitlements under the terms of this Agreement, claims under any plans or programs of the Company under which Executive has accrued a benefit, and rights to indemnification under applicable law or agreement), and provided further that Executive shall have resigned from all positions as director, officer and employee with all members of the Company Group, the Company agrees:

5.2.1 to, until the later to occur of two years from the date of termination of employment or December 31, 2008, continue to pay to Executive base salary when and in the manner as if Executive’s employment had not terminated;

5.2.2 to, until the later to occur of two years from the date of termination of employment or December 31, 2008, continue to pay premiums (subject to co-payments and reimbursements) for Executive to participate in the Company’s medical, dental, vision and life insurance plans at the Company’s expense to the extent permitted under the plans; provided, however, that the Company need provide this medical, dental and vision insurance coverage if Executive is not covered by another medical, dental and/or visions plan; provided further, however, that if such other group health plan excludes any pre-existing condition that Executive or Executive’s dependents may have when coverage under such group health plan would otherwise begin, coverage under this Section 5.2.2 shall continue (but not beyond the two-year period) with respect to such pre-existing condition until such exclusion under such other group health plan lapses or expires. If Executive is required to make an election under Sections 601 through 607 of the Executive Retirement Income Security Act of 1974 (commonly known as COBRA) to qualify for the benefits described in this Section 5.2.2, the obligations of the Company under this Section 5.2.2 shall be conditioned upon Executive’s timely making such an election; and provided, however, that if at the date of termination of employment Executive is 65 or older, the Company’s obligation with respect to medical plans shall be limited to reimbursement for Medicare coverages as provided in Section 3.5 of this Agreement; and

5.2.3 if the termination of employment occurs prior to December 31, 2008, within one day following termination of his employment, an amount equal to 150% of his base salary at the date of termination of his employment; provided, however, that Executive shall not receive a payment under this Section 5.2.3 if Executive receives a Stay Bonus under Section 3.8.

The Company shall be entitled to defer payment of any amounts under this Section 5.2 until the expiration of any period during which Executive shall have the right to revoke the Release.

3. Section 8. Section 8 is amended in its entirety to read as follows:

8. Non-Compliance. Notwithstanding any other provision of this Agreement to the contrary, if Executive is employed by the Company, any breach of the provisions of Sections 1.3, 6 or 7 hereof shall entitle the Company to terminate the employment of Executive For Cause, and, whether or not Executive is employed by the Company, from and after any breach by Executive of the provisions of Sections 1.3, 6 or 7, the Company shall cease to have any obligations to make payments to Executive under this Agreement, including Sections 3.8 and 5.2.

4. Deferred Payments. Notwithstanding anything to the contrary in the Agreement, if any payment under the Agreement would trigger additional tax under Section 409A of the Internal Revenue Code of 1986, as amended, the Company may (or at the request of Executive shall) defer such payment (or portion thereof) until a period of six months has elapsed from the date of separation of Executive’s employment.

5. No Other Amendment. Except as expressly amended by this Amendment, the Agreement remains in full force and effect.

6. Advice from Independent Counsel. The parties hereto understand that this Amendment is legally binding and may affect such party’s rights. Each party represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Amendment to which it is a party and that it is satisfied with its legal counsel and the advice received from it.

IN WITNESS WHEREOF, this Amendment has been made and entered into as of the date and year first above written.

BEVERLY HILLS BANCORP, INC.

By

Title

EXECUTIVE

Larry B. Faigin

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